Magellan Gold announces drill results at Silver District

Magellan confirms historic drilling with 90’ intercept of 6.05 OPT Silver

Reno, Nevada --- May 15, 2014 –  Magellan Gold Corporation  (OTCBB: MAGE) (“Magellan” or “the Company”) is pleased to announce it has received assay results from the recently completed core drilling program within the Company’s 100% optioned Silver District project in La Paz County, Arizona.   Magellan drilled two (PA-01 & PA-02) core holes to test its Papago target and one (RC-01) to test its Red Cloud target.  Our consulting geologist selected 52 samples that were delivered to ALS Labs in Reno, NV for analysis.

The highlights of the results include the following:

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Excellent comparison of our core hole PA-01 with historic RC hole with S242P.   Magellan PA-01 intercept of 90 feet grading 6.05 OPT Ag, (including 10 feet of 17.06 OPT Ag), compare very favorably to the historic result of 90 feet grading 5.78 OPT Ag (including 10 feet averaging 14.60 OPT Ag).

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Previously unreported significant zinc and lead assays from the mineralization in PA-01 4.71% Zn and 1.56% Pb over 90 feet, including 10 feet averaging 8.35% Zn and 4.02% Pb.

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PA-01 intercepted a previously unknown vein structure, about 15 feet wide and approximately 50 feet below the known mineralized structure, that includes 3 feet grading 3.64% Zn, 0.62% Pb and 0.15 OPT Ag. The significance of this occurrence relative to the Papago resource area is unknown at this time.

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PA-02 was drilled 250 feet east of PA-01 to test for the down plunge extension of that intercept, but did not encounter any mineralization due to offset by a late fault.

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RC-01 was drilled just north of the Red Cloud open pit to intersect the extension of the Red Cloud vein beneath the Red Cloud Fault.  Although the vein was known to be partly cut off by that fault, the hole intersected over 10 feet of the footwall of the vein, which has never been mined, including five feet grading 3.2% Pb, 7.47% Zn, 0.6 OPT Ag and Trace Au. The granodiorite in the footwall of the vein was extensively altered with stockwork veins for over 50 feet, containing anomalous levels of Pb, Zn, Ag and Au.

“The inclusion of zinc and lead (at current prices) potentially doubles the value of the historical intercept in silver equivalents to over 12 OPT,” said John Power, President & CEO of Magellan.

The new drill results will be incorporated into the existing historic drill database for use in planning additional drilling of the immediate project area.  Geologic evaluation of the entire district continues as Magellan develops additional drill targets in and around the multiple satellite deposits in the Silver District land package.

THE RESULTS OF THE DRILLING PROGRAM DO NOT CONSTITUTE A RESOURCE OR RESERVE ESTIMATE.  THERE CAN BE NO ASSURANCE THAT THE SUBJECT PROPERTY CONTAINS COMMERCIALLY RECOVERABLE MINERALS.

QA/QC Procedures

Drill samples were stored on-site inside a locked, guarded facility until selected samples were transported by the project geologist to a similar facility in Sparks, Nevada.  There they were photographed, sawed and sampled under his direct supervision and then transported by him to ALS Minerals laboratory for analysis. Duplicates, blanks and standards were inserted at appropriate intervals for QA/QC purposes. The project geologist is a Licensed Professional Geologist in the State of Utah.

ABOUT MAGELLAN GOLD CORPORATION

Magellan Gold Corporation (OTCBB: MAGE) is a Nevada corporation engaged in the acquisition and exploration of precious metals mineral properties.

Magellan Gold’s primary exploration property, The Silver District Property consists of 94 unpatented lode mining claims, 4 patented lode claims, an Arizona mining lease of 154.66 acres and 23 unpatented mill site claims, totaling over 2,000 acres. The property covers the heart of the historic Silver District in La Paz County, approximately 80 kilometers (50 miles) north of Yuma in southwest Arizona.  Magellan has an option to purchase the Silver District land package until December 31, 2014.

Magellan is also developing exploration targets on its “Sacramento Mountains Project” which comprises 50 lode claims totaling over 1,000 acres located near Needles, California.

This release contains “forward-looking statements.”   Such statements are based on good faith assumptions that Magellan Gold Corporation believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Factors that could cause actual results to differ from those anticipated are discussed in Magellan Gold Corporation's periodic filings with the Securities and Exchange Commission.

Contact: John Power, President (707) 884 - 3766